SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 19, 2003
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                              ENGLOBAL CORPORATION
             (Exact name of registrant as specified in its chapter)

           Nevada                   001-14217            88-0322261
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(State or other jurisdiction       (Commission          (IRS Employer
      of incorporation)            File Number)      Identification No.)

600 Century Plaza Drive, Building 140, Houston, Texas      77073-6033
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       (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code     281 821-3200
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          (Former name or former address, if changed since last report)




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Item 9. Regulation FD Disclosure
On August 19, 2003, ENGlobal Corporation issued a press release, a copy of which is set forth below. In accordance with General Instructions B.2. Form 8-K, the following information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

ENGlobal Exercises Conversion Rights on Preferred Stock And Provides Details Concerning This Action

    HOUSTON--(BUSINESS WIRE)--Aug. 19, 2003--ENGlobal Corporation (AMEX:ENG), a leading provider of engineering services and engineered systems, today reported that it exercised its right to convert all of its outstanding Series A Preferred Stock, par value $.001 per share ("Preferred Stock"), into Common Stock, par value $.001 per share ("Common Stock"). The Preferred Stock was originally issued in conjunction with the December 2001 merger of Petrocon Engineering, Inc. with an ENGlobal subsidiary, and is held exclusively by a significant ENGlobal lender and stockholder.
    All of the 2,690,000 shares of ENGlobal's Preferred Stock currently outstanding, together with accrued but unpaid dividends of approximately $45 thousand, will be converted into approximately 1,149,000 shares of Common Stock. Since the Company's publicly traded Common Stock closed above $3.00 per share for 20 consecutive trading days, the Company was permitted by terms of the Preferred Stock to require its conversion at the rate of $2.38 per share. While the shares of Common Stock to be issued on the conversion will not be registered shares, they will be tradeable under the provisions of Rule 144, subject to the volume limitations and other provisions of that rule.
    The conversion of the Company's Preferred Stock to Common Stock is significant in a number of respects. The conversion will result in an increase of approximately 5% in the number of shares of Common Stock outstanding, which could negatively impact future earnings per share. However, the Company will save in future dividend payments that are paid after-tax and accrue at the rate of 8% annually, resulting in future annual savings of approximately $215 thousand based on the number of shares of Preferred Stock currently outstanding. Also, with this action, the Company is relieved from terms that provide for the future mandatory redemption of all outstanding Preferred Stock in cash at $1 per share. Finally, the Company believes its balance sheet will be positively impacted with the removal of the outstanding Preferred Stock and with an increase in Stockholders' Equity of approximately $2,735,000.
    Mike Burrow, Chairman and CEO, stated, "The conversion of ENGlobal's Preferred Stock to Common Stock eliminates a future repayment obligation in excess of $2.7 million and simplifies and strengthens our balance sheet. These facts, along with the elimination of the 8% preferred dividend, will be helpful, especially given our plans for future growth. In summary, I believe that the combined results of this action will far outweigh the impact of the dilution to our existing common shareholders."
    In an additional and unrelated recent action, the Company and Pivot Group, LLC have agreed to terminate the previously announced Asset Purchase Agreement for the purchase of substantially all of the assets of Thermal Corporation. The Company and Pivot have also mutually agreed to cancel the management contract that was originally in place until year-end. The Company is currently reviewing alternatives pertaining to this subsidiary, which represented approximately 2.3% of the Company's revenues for the first six months of 2003.

    About ENGlobal Corporation ("ENGlobal")

    ENGlobal Corporation provides engineering services and engineered systems principally to the petroleum refining, petrochemical, and pipeline and process industries throughout the United States and across the globe. ENGlobal's multi-disciplinary engineering and design staff develops projects from the initial planning stage through detailed design, procurement, and construction management. The Engineered Systems Group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and processing related industries while its Technologies Division provides services and products that support the advanced automation and environmental technology fields. The Constant Power Division fabricates industrial grade uninterruptible electrical power systems and battery chargers. Further information about the Company and its subsidiaries is available at www.englobal.com.

    Safe Harbor for Forward-Looking Statements

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company's ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Reference is hereby made to cautionary statements set forth in the Company's Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, current Forms 8-K, and other SEC filings.

    CONTACT: ENGlobal, Houston
             Hulda Coskey, 281-821-3200
             Fax: 281-209-2409

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            ENGlobal Corporation

Date August 19, 2003        /s/ Hulda L. Coskey
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                            Hulda L. Coskey, Chief Governance Officer and
                            Secretary